EXHIBIT 4.7
Metal Storm Limited
David A Smith
Deed of Termination
© Corrs Chambers Westgarth

Contents

1	Interpretation	1

	1.1 Definitions	1
	1.2 Construction	2

2	Payments and benefits	2

	2.1 Payments and benefits	2
	2.2 How payments effected	3
	2.3 Acknowledgement options already received	3

3	Release	3

	3.1 Release	3
	3.2 Bar to proceedings	3

4	Enforceability	3

5	Confidential information and non-disclosure	4

	5.1 Confidentiality	4
	5.2 Non-disclosure	4

6	Non-disparagement	4

	6.1 No disparagement by Executive	4
	6.2 No disparagement by Company	4

7	Warranty and acknowledgment	4

	7.1 Entry into this document	4
	7.2 Warranty as to reliance	5

8	Miscellaneous	5

	8.1 Governing law and jurisdiction	5
	8.2 Counterparts	5
	8.3 Effect of execution	5
	8.4 Waiver and exercise of rights	5
	8.5 Entire understanding	5

Date 20 May 2006
Parties
Metal Storm Limited ACN 064 270 006 of Level 34 Central Plaza One, 345 Queen Street, Brisbane, Queensland 4000 (Company)
David A Smith of 9619 Potters Hill Circle, Lorton, VA 22079 (Executive)
Background
A	The Executive was employed by the Company from 14 February 2005 as Chief Executive Officer (Employment).

B	The Company and Executive have agreed that the Employment will be terminated as at 28 April 2006 on the terms set out in this document (Termination).
Agreed terms
1	Interpretation
1.1	Definitions

In this document:

Associated Persons means each of the past and present directors, officers, employees and agents of the Company or a Related Company.

Claims means all claims, demands, suits, causes of action, damages, debts, costs, verdicts and judgments whatsoever whether at law or in equity or under any statute including (but not limited to) all claims under any industrial relations legislation, anti-discrimination legislation, industrial instruments and contracts of employment including claims for unpaid wages or leave entitlements and claims for unfair or unlawful termination, but does not include any claims in respect of which the Company receives an indemnity under the Workers Compensation and Rehabilitation Act 2003 (Qld).

Confidential Information means any information, however communicated or recorded, relating to the Company’s business to which the Executive gains access, whether before, during or after the Employment and includes but is not limited to:

(a)	any trade secret or other commercially sensitive or confidential information of or possessed by the Company;

(b)	any techniques, methods, computer software, materials, documents or manuals of the Company used in its business;

(c)	technical information or research concerning products developed or used by the Company, its customers and suppliers;

(d)	inventions, improvements or products discovered or developed by any employee, officer or consultant of the Company;

(e)	any information relating to the business affairs, accounts, market research, marketing plans, sales plans, customer lists, prospects, management or finances of the Company; and

(f)	the identity of the Company’s customers, suppliers, consultants, distributors, agents, contractors and employees and the arrangements between the Company and its customers, suppliers, consultants, distributors, agents, contractors and employees.
Related Company means a related body corporate of the Company as defined in the Corporations Act 2001 (Cth) and includes Metal Storm, Inc and Metal Storm USA Limited.

1.2	Construction

A reference to “$” or “dollars” is a reference to United States currency.
2	Payments and benefits
2.1	Payments and benefits

In consideration of the release provided in this document and the Executive at all times complying with all terms of this document, the Company:
(a)	will pay to the Executive:
(i)	$120,000 (subject to deduction of any tax, including any United States tax) as a separation payment;

(ii)	$60,000 (subject to deduction of any tax including any United States tax) as payment in lieu of notice of termination ; and

(iii)	$2,000 in lieu of payment for medical insurance premiums for a period of three months;
(b)	will provide to the Executive access to his existing cellular telephone account and meet the cost of all rental and charges incurred on that account for a period of 60 days from the date the Deed is signed by the Executive and returned to the Company; and

(c)	has issued 625,000 options over unissued shares in the Company exercisable at $0.40 per option for an exercise period ending on 30 June 2011.

2.2	How payments effected

Payments required by clause 2.1 will be paid as follows:
(a)	for the payments referred to in clauses 2.1(a)(i) and 2.1(a)(ii), to the Executive’s bank account in the following instalments:
(i)	$60,000, within 15 days of the date the Deed is signed by the Executive and returned to the Company;

(ii)	$60,000, within 60 days of the date the Deed is signed by the Executive and returned to the Company; and

(iii)	$60,000, within 90 days of the date the Deed is signed by the Executive and returned to the Company;
(b)	for the payments referred to in clause 2.1(a)(iii), to the Executive’s bank account within 15 days of the date the Deed is signed by the Executive and returned to the Company;

(c)	for payments referred to in clause 2.1(b), by way of cheque to the supplier of the benefit, within seven days after receipt of the appropriate invoices/statements being provided by the Executive to the Company’s satisfaction.
2.3	Acknowledgement options already received

The Executive acknowledges that he has already received the options referred to in clause 2.1(c).
3	Release
3.1	Release

In consideration of the receipt of the benefits provided under clause 2.1, the Executive, to the greatest extent permitted by law, releases, discharges and indemnifies the Company, each Related Company and each Associated Person from all Claims which he has or which but for this Deed could, would or might at any time hereafter have or have had against the Company, each Related Company and each Associated Person in respect of or arising out of, either directly or indirectly, the Employment or the Termination.

3.2	Bar to proceedings

The Executive agrees that the release in this Deed may be pleaded by the Company, each Related Company and each Associated Person as an absolute bar to proceedings in any court of law, arbitral tribunal or otherwise in response to any Claims brought by or on behalf of the Executive which are the subject of a release contained in this Deed.
4	Enforceability
The Executive agrees that the terms of this Deed may be enforced by the Company on its own behalf and on behalf of any Related Company or

Associated Person, or enforced by any Related Company or Associated Person individually.
5	Confidential information and non-disclosure
5.1	Confidentiality

The Executive covenants with the Company:
(a)	not to disclose any Confidential Information to any other person;

(b)	not to use any Confidential Information for the benefit of the Executive or of any other person;
without the prior consent in writing of the Company, except that this obligation will cease in respect of any information which becomes generally available to the public other than through any unlawful act of the Executive.
5.2	Non-disclosure

The Executive agrees that he will not disclose the terms of this document to any person other than:
(a)	in confidence, to his respective legal or financial advisers;

(b)	for the proper purposes of enforcing the terms of this document; or

(c)	as may be required by law.
6	Non-disparagement
6.1	No disparagement by Executive

The Executive will not at any time after executing this document, disparage the Company, a Related Company or an Associated Person or make any statement or publication, whether oral or in writing, which does or is likely to bring the Company into disrepute or ridicule or otherwise adversely affect its reputation.

6.2	No disparagement by Company

The Company will not at any time after executing this document disparage the Executive or make any statement or publication, whether oral or in writing, which does or is likely to bring the Executive into disrepute or ridicule or otherwise adversely affect the Executive’s reputation.
7	Warranty and acknowledgment
7.1	Entry into this document

The Executive:
(a)	has voluntarily entered into this document;

(b)	in entering into this document, has not relied on any promises, representations or inducements other than those set out in this document; and

(c)	has had opportunity to consult with advisers as to the nature and effect of this document.
7.2	Warranty as to reliance

The Executive warrants the accuracy of clause 7.1 and acknowledges that the Company is relying upon this warranty in executing this document.
8	Miscellaneous
8.1	Governing law and jurisdiction
(a)	This document is governed by and is to be construed in accordance with the laws applicable in Queensland.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
8.2	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

8.3	Effect of execution

This document is not binding on either party unless it has been executed by both parties.

8.4	Waiver and exercise of rights
(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in exercise of a right.
8.5	Entire understanding
(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:
(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

Executed as a deed.

Executed by Metal Storm Limited	)
)
/s/ JAMES D. MACDONALD		/s/ WAYNE A. DOWNING

Company Secretary		Director

James D. MacDonald		Wayne A. Downing
Name of Company Secretary/Director (print)		Name of Director (print)

Signed sealed and delivered	)
by David A Smith in the presence of:	)	/s/ DAVID A. SMITH

/s/ KATHLEEN M. MAY

Witness

Kathleen M. May
Name of Witness (print)